Exhibit 99.1

For Financial Inquiries Contact:
Scott Irey
scott.irey@sybase.com
(925) 236-6751

For Press Inquiries Contact:
Leslie Nakajima
Sybase Public Relations
leslien@sybase.com
(925) 236-8650

SYBASE REPORTS PRELIMINARY FIRST QUARTER RESULTS

Despite lower than expected results, Company reaffirms full year guidance

DUBLIN, CA – April 2, 2004 – Sybase, Inc. (NYSE: SY), a leading enterprise infrastructure and integration company, today reported that Q1 total revenues will likely be in the range of $183 to $185 million, with pro forma earnings per diluted share (EPS) to be in the range of $0.18 to $0.20 versus analyst consensus estimates of $0.24 as polled by First Call. EPS calculated in accordance with Generally Accepted Accounting Principles (GAAP) is expected to be in the range of $0.14 to $0.16. Pro forma EPS excludes amortization of certain expenses, including certain purchased intangibles, unearned stock-based compensation and restructuring costs. A reconciliation of expected pro forma and GAAP EPS accompanies this release.

     “We were impacted by several large telecom transactions that did not close this quarter as anticipated, but which we expect to close in future quarters,” said John Chen, chairman, CEO and president of Sybase. “Despite the slippage in Q1, we still see an increase in both revenue and pro forma EPS from the same period last year. We remain positive about our long term strategy and about Sybase meeting the full-year revenue, cash flow and EPS expectations we set at the beginning of 2004.”

     Chen reconfirmed the company’s guidance for the full year 2004 with pro forma EPS expected to range from $1.08 to $1.10, and GAAP EPS expected to range from $0.92 to $0.94. Chen also reaffirmed expectations that full year cash flow provided by operations will be around $170 million.

     First quarter results are preliminary, subject to the company closing its books and the company’s management and independent auditors completing their customary quarterly review procedures.

     Sybase will hold a conference call and Webcast Friday, April 2 at 7:30 a.m. (PST) to discuss its preliminary results.

     To access the Webcast, please go to http://www.companyboardroom.com and enter our symbol, SY, in the ticker search box. You can also access the Webcast from http://www.sybase.com by using the Webcast button/icon on the Sybase, Inc. homepage. You will be prompted for your name and company name. You must have Windows Media Player installed on your system to participate in the Webcast. Please allow for time to download and prepare your system prior to the Webcast.

     Sybase is scheduled to hold a conference call on its first quarter results on Wednesday, April 21 at 7:30 a.m. (PDT).

About Sybase, Inc.

     Celebrating 20 years of innovation, Sybase enables the Unwired Enterprise for customers and partners by delivering enterprise and mobile software solutions for information management, development and integration. The world’s most critical data in commerce, communications, finance, government and healthcare runs on Sybase. For more information, visit the Sybase Web site: http://www.sybase.com.

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Forward Looking Statements: Statements in this release concerning Sybase, Inc. and its prospects and future growth are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially from those suggested by these forward looking statements include continued weakness in the global economy; sales productivity; possible disruptive effects of organizational or personnel changes; the success of certain business combinations; political unrest or acts of war; market acceptance of the company’s products and services; customer and industry analyst perception of the company and its technology vision and future prospects and other factors described in Sybase, Inc.’s reports filed with the Securities Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003.

SYBASE, INC.
Reconciliation of GAAP-based EPS to pro forma EPS
for the three months ended March 31, 2004
(unaudited)

	Low end of range	High end of range
GAAP-based EPS	$0.14	$0.16
Amortization of purchased intangibles	0.04	0.04
Amortization of unearned stock Compensation	0.02	0.02
Cost of restructure	0.00	0.00
Income tax effect of above adjustments	(0.02)	(0.02)

Pro forma EPS	$0.18	$0.20

Use of Pro Forma Financial Information

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Sybase uses pro forma measures of operating results, net income and earnings per share, which are adjusted from GAAP-based results to exclude certain costs and expenses. These pro forma adjustments are provided to enhance an overall understanding of our current financial performance and our prospects for the future, and are one of the primary indicators management uses for planning and forecasting future periods. We have excluded such items, including purchase accounting adjustments in connection with acquisitions, and the cost of restructuring from prior restructuring activities because we do not believe they are indicative of our core business. For the sake of consistency and clarity in our financial reporting, we will continue to include the costs associated with restructuring activity committed to prior to Q3 2003 as a pro forma adjustment in our financial statements until the related charges and liabilities are completely settled. Pro forma financial information is never intended to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

SYBASE, INC.
Reconciliation of GAAP-based EPS to pro forma EPS
for the twelve months ended December 31, 2004
(unaudited)

	Low end of range	High end of range
GAAP-based EPS	$0.92	$0.94
Amortization of purchased intangibles	0.17	0.17
Amortization of unearned stock Compensation	0.06	0.06
Cost of restructure	0.01	0.01
Income tax effect of above adjustments	(0.08)	(0.08)

Pro forma EPS	$1.08	$1.10

Use of Pro Forma Financial Information

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Sybase uses pro forma measures of operating results, net income and earnings per share, which are adjusted from GAAP-based results to exclude certain costs and expenses. These pro forma adjustments are provided to enhance an overall understanding of our current financial performance and our prospects for the future, and are one of the primary indicators management uses for planning and forecasting future periods. We have excluded such items, including purchase accounting adjustments in connection with acquisitions, and the cost of restructuring from prior restructuring activities because we do not believe they are indicative of our core business. For the sake of consistency and clarity in our financial reporting, we will continue to include the costs associated with restructuring activity committed to prior to Q3 2003 as a pro forma adjustment in our financial statements until the related charges and liabilities are completely settled. Pro forma financial information is never intended to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.